Exhibit 5.1

Crown LNG Holdings Limited 3rd Floor 44 Esplanade Jersey JE4 9WG	D: +44 1534 514239 E: raulin.amy@ogier.com Ref: RAA/506492.00001

29 December 2023

RE:	Crown LNG Holdings Limited (the Company)—Registration under the US Securities Act of 1933, as amended (the Securities Act)

1	Background

1.1

In connection with the draft Registration Statement on Form F-4 (Registration No. 333-274832) (as amended, the Registration Statement) to be re-filed by the Company on or about the date hereof with the Securities and Exchange Commission pursuant to the Securities Act), you have asked us to furnish our opinion with regard to the laws of Jersey as to the legality of the securities being registered under the Registration Statement.

1.2	The Registration Statement relates to the registration by the Company under the Securities Act of:

(a)

up to an aggregate of 86,253,192 ordinary shares of no par value in the capital of the Company (including 15,333,333 ordinary shares of no par value issuable upon exercise of the Warrants (as defined below)) (the Shares); and

(b)	15,333,333 warrants to purchase Shares (the Warrants),

issuable pursuant to the terms of the Business Combination Agreement (as defined below) and other transaction documents contemplated thereby.

1.3

In this opinion, “non-assessable” means, in relation to a Share, that the consideration for which the Company agreed to issue that Share has been or will be paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.

2	Documents examined

2.1

For the purposes of giving this opinion, in our capacity as local counsel for the Company as aforesaid, we have examined and relied upon such documents as we deem appropriate, including the following documents:

Ogier (Jersey) LLP 44 Esplanade St Helier Jersey JE4 9WG T +44 1534 514000 F +44 1534 514444 ogier.com	Partners Raulin Amy James Angus James Campbell Alexander Curry Richard Daggett Simon Dinning Katrina Edge Damian Evans	James Fox Josephine Howe Jonathan Hughes Niamh Lalor Kate McCaffrey Edward Mackereth Bruce MacNeil Katharine Marshall	Rebecca McNulty Steven Meiklejohn Oliver Passmore Nathan Powell Sophie Reguengo Daniel Richards Oliver Richardson Henry Wickham Nicholas Williams

Registered as a limited liability partnership in Jersey. Registered number 99.

(a)	the Registration Statement;

(b)	the Business Combination Agreement, dated as of 3 August 2023 and entered into between, amongst others, the Company and Catcha Investment Corp (the Business Combination Agreement);

(c)	the Company’s memorandum and articles of associations dated 31 July 2023;

(d)	a draft of the Company’s memorandum and articles of association to be in force upon Closing (as defined in the Business Combination Agreement) (the Closing MAs);

(e)	the Company’s certificate of incorporation; and

(f)

a consent to issue shares dated 31 July 2023 issued to the Company by the Jersey Financial Services Commission under Article 2 of the Control of Borrowing (Jersey) Order 1958, as amended (the COBO Consent).

2.2

For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

3	Assumptions

For the purposes of this opinion, we have assumed:

(a)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

(b)	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

(c)	that the Company has received or will receive in full the consideration for which the Company agreed to issue the Shares;

(d)	that the draft Closing MAs will be validly adopted by the Company in accordance with Jersey law prior to the effective time that any of the Shares are issued by the Company;

(e)	that words and phrases used in the Registration Statement have the same meaning and effect as they would if the Registration Statement were governed by Jersey law;

(f)	that no other event occurs after the date hereof which would affect the opinions herein stated;

(g)	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder;

(h)	that the Company was not unable to pay its debts as they fell due when it entered into the Business Combination Agreement (and the transactions contemplated thereby) and the Company will not become unable to pay its debts as they fall due as a result of its entry into the Business Combination Agreement (and the transactions contemplated thereby);

(i)

the Company’s entry into the Business Combination Agreement, any amendments thereof and any other transaction documents relating to the Company’s issuance of the Shares (or assumption of the Warrants) will be validly authorised and approved (and where necessary ratified) by the directors of the Company prior to Closing (as defined in the Business Combination Agreement);

(j)	there has been no amendment to the COBO Consent; and

(k)

the Jersey Financial Services Commission will issue the Company with a consent to issue the Warrants under Article 4 of the Control of Borrowing (Jersey) Order 1958, as amended prior to Closing (as defined in the Business Combination Agreement).

4	Opinion

As a matter of Jersey law, and on the basis of and subject to the foregoing and the qualifications below, we are of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of Jersey;

(b)	the Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised for issue;

(c)	the Shares, when:

(i)

issued by the Company in accordance with the terms set out in the Registration Statement, the terms of the Business Combination Agreement referred to within the Registration Statement and the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

5	Qualifications

5.1

This Opinion is subject to the following qualification, namely that the obligations of the Company under, or in respect of, the Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

6	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2

This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3

We assume no obligation to advise you (to any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of the Opinion that might affect the opinions expressed herein.

6.4

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Ogier (Jersey) LLP

Ogier (Jersey) LLP